Inuvo, Inc. Third Quarter 2021 November 11, 2021

Operator Comments:

Good afternoon, and welcome to the INUVO’s 2021 Third Quarter Conference Call. Today’s conference is being recorded. Mr. Valter Pinto of KCSA Strategic Communications. Please go ahead, sir.
Valter Pinto (Investor Relations) Comments:

Thank you, operator, and good afternoon.

I’d like to thank everyone for joining us today for the INUVO third quarter 2021 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

We would also like to remind our shareholders that we anticipate filing our 10Q with the Securities and Exchange Commission tomorrow morning.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

Inuvo, Inc. Third Quarter 2021 November 11, 2021

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you Valter and thanks everyone for joining us today.

We had a very strong third quarter where for the three months ended September 30, 2021, we delivered $16.8 million in revenue, which was up 83% year-over-year and up 33% sequentially.

As we have messaged throughout the year, we expected to be back to positive Adjusted EBITDA in the back half of 2021. I’m pleased to report that Adjusted EBITDA in the month of September was positive. For the third quarter, it was a loss of $338,000.

The balance sheet remains strong with no debt, and roughly $14.6 million in cash and marketable securities, along with an unused $5 million dollar financing facility. The company is not currently in need of additional capital.

Of the $16.8 million we delivered, the ValidClick platform contributed approximately $11.7 million, which was up year-over-year by 88% and up 21% sequentially. The platforms growth rate has been a steady 8% compounded monthly through September 2021 off the Covid related low in May of 2020.

Inuvo, Inc. Third Quarter 2021 November 11, 2021

ValidClick’s services include multi-channel media buying in support of our largest clients. The product line has continued to enhance these competencies having recently added Twitter to the stable of social media relationships.

Much of the technological enhancements within ValidClick revolve around automating the numerous traffic sources under management and necessary to ensure the best quality consumers are delivered to our clients at the lowest cost.

This automation continues to have a positive impact, most notably, on the time resources spent manually adjusting campaigns. We’ve seen a 50% reduction in this time spent optimizing campaigns because of these continuous enhancements to the platform.

Additionally, we’ve continued to enhance our publishing technologies within ValidClick. Within the quarter, we were able to dynamically insert related articles into content at a time when our systems detect a user’s engagement is declining. This feature allows us to reignite engagement at the time of declining interest and as a result improve the opportunities to further monetize that engagement.

Further, in combination with our largest ValidClick client, we began in-market testing of an innovative advertising unit that leverages the search intent of users on pages so it can customize content and advertising in a manner that improves a page’s overall yield. While this program is in the initial test phase, it is showing positive results with significant upside opportunity and, consequentially, we see this as a significant growth driver in 2022.

Most notably in the quarter, and for the first time, we leveraged the services of ValidClick in combination with the services of the IntentKey to win larger direct clients, where we now manage the entire multi-channel online advertising spend across channels that include social, search, connected TV, video, display, streaming audio, and linear TV.

Inuvo, Inc. Third Quarter 2021 November 11, 2021

This is a significant advancement of our strategy to sell directly to clients where the competitive differentiation of our Artificial Intelligence, combined with this multi-channel capability, puts us in a position to win more and larger deals. This quarter’s wins, which I will talk more about later, gives us confidence in this strategy.

One of the advantages of this approach is our ability to incorporate our AI into channels such as social and search where we are confident that we can outperform existing performance within those platforms through this integration. We started executing on this capability in the third quarter as part of the larger media budgets we are now managing.

Of the $16.8 million delivered, the IntentKey platform contributed approximately $5.1 million, which was up year-over-year by 71% and up 75% sequentially. The platform’s growth rate has been and continues to be strong based on the product’s core value proposition as a replacement for third-party consumer data, which the industry uses today universally.

In the third quarter, we signed more than $10 million worth of orders across a collection of businesses, both direct to client and through agencies. We anticipate that these orders will deliver over a nine-month period.

Our sales outreach continues to improve, which has resulted in 31% more RFPs submitted compared to this same period last year. In addition, the dollar volume of RFPs submitted has increased by 75%. This reflects our strategy to go after larger clients and to sell further up the chain, which is now making its way to our proposal process. It’s worth noting that that not every deal we go after requires an RFP.

We’ve signed a diverse range of clients over the last 3 months. These include companies within insurance, online gaming, education, a number of states covid initiatives, real estate,

Inuvo, Inc. Third Quarter 2021 November 11, 2021

eCommerce, investing, winemaking, urgent care, DNA screening, pet technologies, gym memberships, and personal lending to name a few.

Across the client base, we outperformed goals by 40% on average within the quarter. We ran 95 campaigns within the quarter, which is up 13% sequentially. Twenty-five of these campaigns were new and 70 were renewals of existing business.

We continue to sign clients who understand that the future of online advertising is one where consumer data is no longer used as part of a company’s prospecting activities. The IntentKey, as you are aware, uses no consumer data as a part of its artificial intelligence.

Rather than trying to identify WHO the people are that match a product, service, or brand interest, it determines WHY that interest exists to begin with. This intelligence is considerably more valuable and strategic to the clients adopting us as their go-to-market technology for this privacy-first future.

At its core, the cookie is in effect the mechanism through which consumer data is onboarded for use within digital advertising. We believe strongly that the era of WHO based marketing that uses this consumer data is coming to an end and believe we are well positioned to win market share as companies and agencies accelerate their acceptance of this new reality. Apple has already adopted this new future, others will follow.

We are often asked to prove that our cookieless solution works as part of our sales cycle. In one such example within the quarter, we ran two large cookieless tests for a client where we achieved a 50% lower cost for the same return.

Inuvo, Inc. Third Quarter 2021 November 11, 2021

This not only means we can in fact deliver advertising effectively in a privacy-first future, but we can do so at a level of performance that already exceeds the best of the existing WHO based methods currently in use.

As mentioned in my comments related to ValidClick, we are now managing cross-channel advertising activity for a handful of clients. As a result, we are also building out reporting and performance tools required to support these campaigns. These new clients are preparing us for a revised sales strategy in 2022 where we sell a managed service directly to clients and our SaaS solution to agencies.

Across the company we are hiring to ensure delivery of existing and future business with a continued focus on sales, account management, and campaign operations, along with select positions in development and marketing. We currently have 77 full and part time employees.

As we enter 2022, we are increasing our brand building activities in support of our efforts to increase the awareness of our company and its solutions.

We plan to complement this awareness with a direct to CMO marketing plan that uses the IntentKey to identify and message to those CMOs to create a funnel of qualified leads using the very technology we are selling.

I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Ruiz (CFO) Comments:

Inuvo, Inc. Third Quarter 2021 November 11, 2021

Thank you, Rich, and good afternoon. I will recap the financial results of our third quarter of 2021.

As Rich mentioned, Inuvo reported revenue of $16.8 million for the quarter ended September 30, 2021; this compares to $9.2 million reported in the third quarter of last year.

Both platforms, ValidClick and IntentKey, exceeded the prior year. ValidClick revenue exceeded the revenue in the third quarter of last year by 88% and the IntentKey revenue for the three months ended September 30, 2021 exceeded the prior year quarter by approximately 71% primarily due to the acquisition of new customers.

IntentKey revenue represented 30% of total revenue in this year’s quarter compared to 32% in the same quarter last year. This year’s quarter is a bit of an anomaly in that ValidClick, being the most affected by the COVID-19 pandemic last year, came roaring back starting in the second quarter this year. Due to the strong growth we are seeing in the IntentKey, in the fourth quarter we expect IntentKey revenue to continue to grow as a percent of total revenue.

Inuvo Gross Margins decreased in the third quarter to 78% compared to 82% in the same quarter last year. The IntentKey gross margins were 36% in the third quarter compared to 49% in the same quarter last year. Our new customers are requiring us to deliver ads in a multichannel environment. The different channels have different gross margins. Though we attempt to optimize gross margins, we want to deliver to customers the multichannel campaigns they want. Going forward, IntentKey gross margins may increase due to the increased use of the SaaS version of IntentKey where margins are expected to be significantly higher as a result of the mostly fixed costs associated with operating just the AI Modeling and Decision components of the platform.

Inuvo, Inc. Third Quarter 2021 November 11, 2021

The majority of ValidClick’ s costs are traffic acquisition related and not reported as a cost of revenue, rather as a marketing expense. ValidClick’s gross margins were 96% in the third quarter compared to 98% in the same quarter last year. This also is due to the multichannel environment we are now operating within. As Rich mentioned, we have started to integrate the ValidClick services with IntentKey customers. We expect ValidClick gross margins to stabilize.

Operating expenses were $14.8 million in the third quarter of 2021 compared to $10 million the prior year, an increase of $4.8 million.

The largest component of operating expense is marketing costs. Marketing costs are predominantly traffic acquisition costs associated with ValidClick. It is the largest expense associated with the ValidClick platform. Marketing costs were $10.2 million in the third quarter this year compared to $5.7 million in the same quarter last year. The $4.5 million higher expense this year compared to last year has mostly to do with the reduction of traffic acquisition activities last year in response to the unusually low ValidClick revenue last year associated with the COVID-19 pandemic.

Compensation expense was $2.8 million in the third quarter this year compared to $2.5 million in the prior year primarily due to higher stock-based compensation expense and to a lesser degree, higher employee salary cost. Our full-time employment was 73 on September 30, 2021, compared to 66 on September 30, 2020.

The majority of the increase in headcount occurred within sales, sales support and account management for the IntentKey. We also hired traffic acquisition professionals within ValidClick to support a strategy to bring that function in-house.

Inuvo, Inc. Third Quarter 2021 November 11, 2021

Selling, general and administrative expense decreased $45 thousand in the third quarter this year compared to the prior year due to lower professional fees and IT costs where we consolidated our computing facilities.

Net interest expense was $6 thousand in the third quarter of 2021 compared to $26 thousand expense in the same quarter last year. This year’s expense is associated with the leasing of IT equipment and last year’s expense was primarily related to the outstanding debt on our line of credit.

We had other expense of $79 thousand in the third quarter of this year due to an unrealized loss from marketable securities. The other gain of $54 thousand from the third quarter last year was associated with the recognition of deferred revenue from a contract to license ValidClick technology.

We reported net loss of $1.8 million or 2¢ per basic share compared to a $2.4 million net loss or 3¢ per basic share in the same quarter last year. Non-cash based expenses totaled roughly $1.5 million in the quarter.

The adjusted EBITDA for the quarter ended September 30, 2021, was a $338 thousand loss compared to a loss of $1.2 million last year. As mentioned, we had a positive adjusted EBITDA in the month of September. We believe we should be Adjusted EBITDA positive for the fourth quarter.

On September 30, 2021, we had cash and cash equivalents and marketable securities of $14.6 million, and a net working capital of $13 million. In addition, we have a $5 million working capital line of credit which currently has no outstanding balance. We maintain a

Inuvo, Inc. Third Quarter 2021 November 11, 2021

simple cap structure with only common stock, employee restricted stock units through an equity incentive plan and 300,000 warrants to purchase common stock.

Now, I’d like to turn the call back too Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks, Wally, we had a very strong third quarter with 83% year-over-year and 33% sequential growth. We signed over $10 million worth of IntentKey orders within the quarter, an all-time high. We expect to report strong year-over-year growth in the fourth quarter.

We expect both product lines to show sequential growth in the fourth quarter. We are forecasting Adjusted EBITDA to be positive in the fourth quarter coming off a positive month in September. We expect the IntentKey’s notable client performance to continue alongside a growing pipeline with improving win rates.

Our balance sheet is currently strong enough to accommodate the working capital needs of the growing business and, as a result, we have no immediate plans to raise capital.

I will now turn the call over to the operator for questions.

Richard Howe Final Comments:
I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.